Exhibit 10(jj)

GLOBAL PENSION PLAN

EFFECTIVE JANUARY 1, 1998

Aluminum Company of America, a Pennsylvania corporation, (“Alcoa”) establishes the Global Pension Plan (the “Plan”) a defined contribution pension plan, for the exclusive benefit of eligible select management and highly compensated employees of Alcoa and its majority owned subsidiaries and affiliates (the “Company”). The Plan will be “maintained outside of the United States primarily for the benefit of persons substantially all of whom are non-resident aliens,” within the meaning of the Employee Retirement Income Security Act of 1974. The purpose of the Plan is to provide retirement benefits of eligible employees who are unable to participate in a home country pension plan, or who, due to frequent transfer among different countries, will otherwise be significantly disadvantaged financially.

ARTICLE I - PARTICIPATION

1.1 Eligibility. An Eligible Employee means any employee who on or after the effective date of the Plan:

(A)	is actively at work for the Company,

(B)	is a non-resident alien of the United States of America, or otherwise ineligible to participate in a pension plan in the country in which they reside or work,

(C)	is authorized by the Manager International Compensation and Benefits Services of Alcoa (the “Manager”) to participate in the Plan, and

(D)	is not eligible to actively participate in any other pension or savings plan of the Company.

1.2 Participation. An Eligible Employee will commence participation in this Plan on the first day they become an eligible employee, or such other date as determined by the Manager, and will remain a participant until he or she is no longer an Eligible Employee.

1.3 Continuous Service. “Continuous Service” means, except as modified by the balance of this definition, the period of continuous employment with the Company, either as a salaried employee or as an hourly-rated employee, subject to such rules as may be adopted from time to time by the Manager. Continuous Service terminates upon any quit, dismissal, discharge or any other termination of employment with the Company; any determination by the Manager that employment with these entities has terminated is conclusive final and binding. Absences from such employment due to inactive status, sick leave, leave of absence or layoff will not constitute a termination of Continuous Service, except to the extent determined by the Manager, but such time lost will not count as Continuous Service except to the extent determined by the Manager under uniform rules applicable to all employees similarly situated.

1.4 Vesting. The benefits provided under this Plan will be forfeitable until the Participant has 2 years of Continuous Service; at which time the Participant will become 100% vested in their benefit.

ARTICLE II - CONTRIBUTIONS

2.1 The Company will provide each Participant’s account with contribution credits (“Benefit Credits”) equal to 8% of the Participant’s annual Salary. The Benefit Credits will be posted as of December 31 for the then current plan year.

2.2 “Salary” means the regular base salary or hourly wages payable during such periods as the employee is a Participant. Salary includes bonuses paid in the calendar year. Where commission payments constitute all or part of an employee’s monthly remuneration, the commissions actually paid as remuneration during a regular pay period will be used to determine the salary for such employee. Salary does not include non-recurring items such as: overtime, extended workweek premium, cost of living allowance where separately designated, shift or other premiums, or other payments, fees or allowances made for specific purposes as determined by the Company. Salary will be based on the amount of annual salary in local currency converted into US Dollars, based on the annual average exchange rate as determined by Alcoa’s Corporate Finance Department.

ARTICLE III - EARNINGS

3.1 Earnings Credits equal the average annual LIBOR, and will be applied to the balance of the Participant’s account on December 31 of each Plan year, but prior to date when the current plan year’s Benefit Credit is posted. The average will be determined by adding the LIBOR, as published in the Financial Times, as of the last day of each month and dividing that sum by 12.

ARTICLE IV - DISTRIBUTIONS

4.1 The amount of Benefit Credits and Earnings Credits in a Participant’s account will be distributed to the Participant by the end of February of the year following the year in which the Participant’s Continuous Service terminates.

4.2 All distributions will be paid to the Participant or the Beneficiary in a lump sum, and will be paid in U.S. Dollars.

4.3 The Beneficiary under this Plan is the Participant’s spouse. In the event that there is no spouse or the spouse is deceased at the time of the Participants death, amounts will be distributed as soon as administratively practical in a lump sum to the Participant’s estate. The spouse will be determined under the laws of the country of residence on the date of death, by the Manager.

ARTICLE V - ADMINISTRATION AND EXPENSES OF THE PLAN

5.1 The general administration of this Plan is by the Manager. The Manager’s resolution of any matter concerning this Plan is final and binding upon the Company and any Participant and/or Beneficiary affected thereby. The Manager has the discretionary authority to interpret the provisions of the Plan and take any and all actions in determining the eligibility, participation and coverage of any individual claiming benefits under this plan.

5.2 All costs and expenses incurred in administering the Plan, including the expenses of the Manager, the fees and expenses of a trustee or custodian, the fees and charges payable under the investment arrangements, and other legal and administrative expenses, will be paid by the Plan.

ARTICLE VI - GENERAL PROVISIONS

6.1 This Plan will not be construed as conferring any rights upon any Participant for continuation of employment with the Company, nor will it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient of benefits under this Plan.

6.2 No benefit under this Plan may be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation.

6.3 Benefits payable hereunder are payable out of the general assets of the Company, and no segregation of assets for such benefits will be made. The right of a Participant or any Beneficiary to receive benefits under this Plan is an unsecured claim against the assets and is no greater than the rights of an unsecured general creditor of the Company. Notwithstanding the foregoing, in the event the Company establishes a trust, to which it may, but will not be required to contribute money or other property in contemplation of paying benefits under this Plan, such money or other property will remain subject to the claims of creditors of the Company. The Company will establish a book reserve to account for the benefits provided under this Plan.

6.4 This Plan may be amended, suspended or terminated at any time by Alcoa; provided, however, that no such amendment, suspension or termination will reduce or in any manner adversely affect any Participant’s or Beneficiary’s rights with respect to benefits that are payable or may become payable under this Plan based upon the Participant’s Benefit Credits as of the date of such amendment, suspension or termination.

6.5 The Participant or beneficiary is liable for any taxes which are applicable to the amounts payable under this Plan. In addition, if any taxing authority should determine that amounts payable under this Plan are taxable at any point prior to payment, the Participant remains solely liable for such taxes.

6.6 This Plan will be construed, regulated and administered under the laws of the Commonwealth of Pennsylvania, United States of America, except for laws relating to choice or conflict of laws, and except to the extent preempted by federal law. All claims or disputes must be brought within the jurisdiction of the federal courts of the United States of America sitting in the Pennsylvania.

On behalf of Aluminum Company of America, I hereby adopt the Global Pension Plan, as set forth herein, effective January 1, 1998

Date: 6 / 1 / 98	/s/ ROBERT F. SLAGLE
Robert F. Slagle
Executive Vice President